CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby censent to the incorporation by reference in the Prospectuses and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 14 to the Registration Statement on Form N-1A (No. 33-64915) of Harris Insight Funds Trust of our report dated February 4, 2000, relating to the financial statements and financial highlights appearing in the December 31, 1999 Annual Report to Shareholders, which is incorporated by reference in such Statement of Additional Information. We also consent to the references to us under the heading "Financial Highlights" in such Prospectuses and under the heading "Independent Accountants and Reports to Shareholders" in such Statement of Additional Information.

/s/PricewaterhouseCooper LLP
PricewaterhouseCooper LLP
Philadelphia, Pennsylvania
April 26, 2000